Inuvo Reports First Half and Second Quarter 2016 Results

Little Rock, AR, August 4, 2016 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced financial results for the six months and three months ended June 30, 2016.

First Half and Second Quarter 2016 Financial Highlights

•	2016 first half revenue totaled $34.4 million, an increase of 14% year-over-year.

•	Adjusted EBITDA for the first half of 2016 was $1.6 million.

•	2016 second quarter revenue totaled $15.6 million, a 6.5% decrease year-over-year.

•	Adjusted EBITDA for the second quarter of 2016 was $282 thousand.

•	GAAP net loss for the second quarter of 2016 was $575 thousand or $0.02 net loss per share.

•	Cash balance at June 30, 2016 was $4.0 million.

•	There was no bank debt at June 30, 2016.

“The second quarter was unusually soft, the result of changes in advertiser demand which now appear to be remedied.” stated Rich Howe, Chairman and CEO of Inuvo. “On an Adjusted EBITDA basis, we delivered $282 thousand and the current revenue trend suggests the second half of the year should improve sequentially. “

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. Both segments utilize the company’s ad delivery software as a service (SaaS) technologies.

Financial results for the three-month period ended June 30, 2016
Net revenues for the three months ended June 30, 2016, were $15.6 million compared to $16.7 million for the three months ended June 30, 2015. Revenue in our Partner Network was $4.7 million in the second quarter of 2016 compared to $9.3 million in the same quarter last year. The reason for the lower revenue in the Partner Network is due to lower demand from advertisers, in part the result of uncertainty surrounding the sale of an advertising partner, the result of which was fewer transactions and a reduction in the revenue received for ads we delivered. Revenue in our Owned and Operated Network was $10.9 million in the second quarter of 2016 compared to $7.4 million in the same quarter last year. The increased revenue in the Owned & Operated Network is from additional advertisements served to a growing user base of our owned and operated web properties. The increase in advertisements served and users was due in part to increased marketing of our owned and operated web properties and expanded verticals and content. Operating expenses increased from $9.1 million in the second quarter of 2015 to $12.3 million in the same quarter this year, due primarily to higher marketing expenses commensurate with growth within the Owned and Operated Network.

For the quarter ended June 30, 2016, GAAP net loss was $575 thousand or $0.02 net loss per share compared to $445 thousand net income, or $0.02 net income per diluted share, for the quarter ended June 30, 2015.

Balance Sheet as of June 30, 2016
At June 30, 2016, cash and cash equivalents totaled $4.0 million and there was no bank debt.

Conference Call Information
Date: Thursday, August 4, 2016
Time: 4:30 p.m. ET
Domestic Dial-in number: 1-877-723-9520
International Dial-in number: 1-719-325-4762
Live webcast: http://public.viavid.com/index.php?id=120590

In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through August 18, 2016. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 7777724 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald or Valter Pinto
914-669-0222
alan@CapMarketsGroup.com

INUVO, INC. CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
Net revenue	$15,648,912	$16,727,810	34,379,361	$30,148,757
Cost of revenue	3,971,086	7,092,744	8,256,356	13,161,963
Gross profit	11,677,826	9,635,066	26,123,005	16,986,794
Operating expenses
Marketing costs	9,408,411	6,583,262	20,474,077	11,505,408
Compensation	1,577,950	1,341,453	3,322,718	2,532,510
Selling, general and administrative	1,298,310	1,178,539	2,530,048	2,166,305
Total operating expenses	12,284,671	9,103,254	26,326,843	16,204,223
Operating (loss) income	(606,845)	531,812	(203,838)	782,571
Interest expense, net	(22,447)	(37,412)	(46,055)	(88,573)
(Loss) Income from continuing operations before taxes	(629,292)	494,400	(249,893)	693,998
Income tax benefit (expense)	56,221	(34,700)	48,986	371,753
Net (loss) income from continuing operations	(573,071)	459,700	(200,907)	1,065,751
Net (loss) income from discontinued operations	(1,757)	(14,692)	353	5,567
Net (loss) income	(574,828)	445,008	(200,554)	1,071,318
Earnings per share, basic and diluted
From continuing operations	($0.020)	$0.02	($0.010)	$0.04
From discontinued operations	-	-	-	-
Net (loss) income	($0.020)	$0.02	($0.010)	$0.04
Weighted average shares outstanding
Basic	24,567,752	24,268,364	24,474,474	24,178,037
Diluted	24,567,752	24,689,110	24,474,474	24,432,837

By Segment:
Net revenue
Partner Network	$4,746,148	$9,284,038	$10,021,405	$16,857,418
Owned and Operated Network	10,902,764	7,443,772	24,357,956	13,291,339
Total	$15,648,912	$16,727,810	$34,379,361	$30,148,757
Gross profit
Partner Network	$796,968	$2,209,021	$1,820,333	$3,729,916
Owned and Operated Network	10,880,858	7,426,045	24,302,672	13,256,878
Total	$11,677,826	$9,635,066	$26,123,005	$16,986,794

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA”.

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net (loss) income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

INUVO, INC.

RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
(Loss) Income from continuing operations before taxes	($629,292)	$494,400	($249,893)	$693,998
Interest expense, net	22,447	37,412	46,055	88,573
Depreciation	327,200	214,046	633,468	386,428
Amortization	234,294	258,156	468,588	456,657
Stock-based compensation	327,110	82,750	686,448	134,674
Adjusted EBITDA	$281,759	$1,086,764	$1,584,666	$1,760,330

Reconciliation of (Loss) Income from Continuing Operations before Taxes to Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as net (loss) income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.